HII Technologies, Inc.

Announces Preliminary 4th Quarter 2012 Results

Houston, Texas, January 15, 2013 —HII Technologies, Inc. (the “Company”), symbol OTCBB: HIIT, an oilfield services company located in Houston, Texas, with operations in Texas and Oklahoma, today announced that its preliminary unaudited results for revenue from operations for the quarter ended December 31, 2012 exceed $1.5 million.  The Company previously estimated $4 million in annual revenues for its AES Water Solutions subsidiary (AES) in its September 28, 2012 press release, which would equal $1 million per fiscal quarter on a pro rata basis.  The Company’s revenues in the fourth quarter exceed (on a pro rata basis) the Company’s previously stated expected revenue target for AES.

AES audited revenues for the period from January 4, 2012 to September 27, 2012 contained in the Current Report on Form 8-K filed with the SEC on December 6, 2012, were approximately $1.3 million. The AES revenues from the fourth quarter 2012 exceed all prior aggregate AES revenues during 2012. In addition to continuing AES revenues, the Company anticipates revenue contribution from its recently established mobile oilfield power division, South Texas Power (STP) in the first quarter of 2013.

Mr. Flemming, CEO HII Technologies, stated, “We are very pleased with the fourth quarter 2012 performance. AES grew rapidly during the quarter, expanded into other active areas of Texas and Oklahoma, and fully utilized its equipment purchased during the quarter. We are excited about the progress made for our STP mobile oilfield power division in the 4th quarter including hiring industry recognized management,  and procuring a financing partner who will be instrumental in growing STP’s generator and light tower equipment rental fleet.”

The Company anticipates filing its Annual Report on Form 10-K for the year ended December 31, 2012 and announcing earnings and related audited financial statements by March 29, 2013.

About HII Technologies, Inc.

HII Technologies, Inc. is a Houston, Texas based oilfield services company with operations in Texas and Oklahoma which is focused on commercializing technologies in power and water management used by exploration and production companies in the United States. The Company’s total water management services subsidiary does business as AES Water Solutions and its mobile oilfield power subsidiary does business as South Texas Power (STP).  Read more at www.HIITinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, development stage company risks, difficulties in obtaining capital, difficulties in identifying products or services that will meet customers’ needs, difficulties in identifying operating companies to acquire, limited personnel, volatility of the energy business and its effects on the

Company's business, difficulties in new technology acceptance within the energy industry, political and economic global supply chain risk, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies, and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of January 15, 2013 and the Company undertakes no duty to update this information.

CONTACT:  Matt Flemming, HII Technologies, Inc. +1-713-821-3157.